POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Yunjiao Yu, Liting Ren, Sisi Jiang, Yongwei Li, Xiaohe Zhang, as the undersigned's true and lawful attorneys-in-fact to:

(1) obtain and maintain credentials, including any Form ID or amended Form ID, to enable the undersigned, directly or indirectly including through a delegated entity, account administrator or other designated filing agent, to submit and file information and documents via the SEC's Electronic Data Gathering and Retrieval ("EDGAR") system or successor EDGAR Next, including identification codes, verification codes, passwords and password management codes, and any related annual certifications or confirmations, and to act as the undersigned's agent for such purposes;

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of February 10, 2026.

Name: Chen Jinhai

Signature: chen jinhai